ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 7, 2007, by and among Point.360, a California corporation (“Buyer”), Eden FX., a California corporation (“Seller”), Mark Miller, as an individual, and John Gross, as an individual (the individuals shall hereinafter be collectively referred to as “Shareholders”).

RECITAL

Seller is engaged in the business of 3D animation for the broadcast and film industries. Buyer desires to purchase, and Seller and Shareholders desire to sell to Buyer, substantially all of the assets and goodwill of Seller upon the terms and conditions of this Agreement. Buyer’s and Seller’s intent is that Buyer will purchase Seller’s goodwill and only the assets that are identified in schedules to this Agreement in exchange for cash, other potential consideration and the assumption of only those liabilities of Seller specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which hereby is acknowledged, Buyer, Seller and Shareholders hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1  Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 5.1 below), Buyer agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer, good and marketable title and interest in and to Seller’s goodwill and substantially all of Seller’s assets, including without limitation, those assets listed in Schedule 1.1, (but excluding those accounts receivable, personal property of Seller or Shareholders and other assets listed in Schedule 1.2), including any and all rights to the name “Eden FX” (collectively, the “Purchased Assets”), provided that the Purchased Assets shall be transferred to Buyer free and clear of all liens, claims, security interests and other encumbrances. It is understood that the Purchased Assets will be operated as a stand alone, independent division of Buyer (“the Division”), the assets, liabilities and employees of which may vary from time to time.

1.2  No Other Assets Purchased by Buyer; Accounts Receivable and Accounts Payable. Buyer has not agreed to purchase (and under no circumstances shall be deemed to have purchased) any of Seller’s assets that are listed in Schedule 1.2; however, Buyer will purchase Seller’s goodwill. The following sets forth the parties’ agreement with respect to accounts receivable and accounts payable:

(a)  The Purchased Assets do not include accounts receivable and loans receivable of Seller to the extent the goods and services or loans they relate to have been provided to the customer or debtor on or before the Closing Date (the “Retained Receivables”). The Purchased Assets do include accounts receivable of the Seller to the extent the goods and services they relate to have not been provided to the customer on or after the Closing Date (the “Transferred Receivables”).

(b)  Buyer shall initially assume responsibility for collecting all Receivables (the Retained Receivables and Transferred Receivables).

(c)  Seller and Buyer shall cooperate in the collection of the Retained Receivables and Transferred Receivables, and in the event Seller receives payment of any Transferred Receivables, Seller shall promptly remit the same to Buyer, and in the event Buyer receives payment of any Retained Receivables, Buyer shall promptly remit the same to Seller.

(d)  Payments from a customer shall be allocated to the work order being paid. Each of Seller and Buyer shall provide an accounting to the other, in reasonable detail, showing the amount of Retained Receivables and Transferred Receivables received by each, on the request of the other, with copies of all applicable back-up and documentation.

(e)  Seller shall be responsible for the payment of, and shall timely pay, accounts payable and accrued expenses for services performed prior to the Closing Date (“Prior Costs”). To the extent that such Prior Costs exceed Retained Receivables, Seller shall pay Buyer the difference in cash.

(f)  Schedule 1.2(f) contains a complete and accurate list of Retained Receivables, accounts payables of Seller and Prior Costs of Seller as of March 6, 2007.

1.3  Limited Assumption of Liabilities. With the exception of those certain liabilities more particularly described in Schedule 1.3 attached hereto, Buyer shall not assume or be liable for any debts, obligations or liabilities of Seller or Shareholders, whether related to the Purchased Assets or to Seller’s other assets and whether known or unknown, and Seller shall indemnify Buyer from and against all such debts, obligations and liabilities not described in Schedule 1.3. Without limiting the generality of the preceding sentence, Buyer shall not assume or be liable for (i) any tax liabilities of Seller related to the operation by Seller at any time of its business, (ii) any tax liabilities assessed on or related to the Purchased Assets for the period prior to Closing; (iii) any tax liabilities assessed on or related to Seller’s other assets for the period prior to and after the Closing, (iv) any other liabilities of Seller with respect to the period prior to the Closing, or (v) any liabilities of Seller to its employees with respect to the period prior to or after the Closing. At the Closing, Buyer shall assume, discharge and perform and be solely liable for the liabilities described in Schedule 1.3 attached hereto (the “Assumed Liabilities”).

1.4  Purchase Price. The purchase price for the Purchased Assets shall be $2,158,133 minus $358,124.75 (the amount of debt set forth on Schedule 1.3 assumed by Buyer), to be paid at Closing, plus any earnouts paid pursuant to Section 1.5 hereof (collectively, the “Purchase Price”). The Purchase Price shall be paid by bank wire of immediately available funds.

1.5  Earnout. Provided the actual EBITDA (i.e., earnings before interest, taxes, depreciation and amortization as determined under generally accepted accounting principles, but subject to adjustment as provided in this Agreement) of the Division exceeds 70% of the following EBITDA targets of the Division in connection with the period from Closing through December 31, 2007, or the calendar years 2008 or 2009, as applicable, Buyer shall make earnout payments to Seller within sixty (60) days after the end of any such calendar year as follows:

(a)  With respect to calendar year 2007, $685,000 (“2007 Target Earnout”), if the Division’s actual EBITDA for 2007 (“2007 Actual EBITDA”) equals $951,000 (“2007 Target EBITDA”). Notwithstanding any other provision of this Section 1.5, it is agreed that 2007 Target Earnout and 2007 Target EBITDA will be adjusted to amounts equal to the numbers in the preceding sentence multiplied by a fraction, the numerator of which shall be the number of days between the Closing Date and December 31, 2007, and the denominator of which is 365. 2007 Actual EBITDA will be EBITDA of the Division for the period from the Closing Date to December 31, 2007.

(b)  With respect to calendar year 2008, $922,000 (“Year 2008 Target Earnout”), if the Division’s actual EBITDA for 2008 (“Year 2008 Actual EBITDA”) equals $1,279,000 (“2008 Target EBITDA”);

(c)  With respect to calendar year 2009, $1,185,000 (“2009 Target Earnout”), if the Division’s actual EBITDA for 2009 (“2009 Actual EBITDA”) equals $1,644,000 (“2009 Target EBITDA”).

(d)  If the Division achieves more than 70% but less than 100% of any Target EBITDA for Years 2007, 2008 or 2009, the earnout payments payable to Seller in connection with such year shall be computed by multiplying the applicable Target Earnout by a fraction, the numerator of which is the amount by which the applicable actual EBITDA exceeds 70% of the applicable Target EBITDA and the denominator of which is the difference between the applicable Target EBITDA and 70% of the applicable Target EBITDA. For illustration purposes only, if hypothetically year 2007 actual EBITDA is $800,000 (before any adjustment for proration) the total earnout payment for 2007 would be computed as follows:

2007 Target Earnout	$685,000	(A)

2007 Target EBITDA	$951,000

Numerator:

2007 Actual EBITDA	$800,000

70% of 2007 Target EBITDA	(666,000)

Difference	$135,000	(B)

Denominator:

2007 Target EBITDA	$951,000

70% of 2007 Target EBITDA	(666,000)

Difference	$285,000	(C)

Fraction (B divided by C)	47.02%	(D)

Earnout To Be Paid (A x D)	$322,000

(e)  No earnout payments shall be made with respect to 2007, 2008 or 2009 for any such period in which the Division achieves 70% or less of Target EBITDA for 2007, 2008 or 2009, respectively.

(f)  If the Division achieves more than 100% of Target EBITDA for years 2007, 2008 or 2009, total earnout payment for such year shall be equal to the sum of the Target Earnout for such year plus 80% of the difference between the actual EBITDA achieved and the Target EBITDA.

(g)  In the event the determination of the earnout for any applicable period has not become final within sixty (60) days from the end of any applicable period by reason of the implementation by Seller of the procedures for objecting to a Determination set forth in Section 1.7, then the amount of the earnout set forth in the Determination shall be paid within such sixty (60)-day period. The balance of the earnout, if any, shall be paid to Seller or refunded to Buyer, as applicable, within thirty (30) days after the Determination becomes final.

(h)  Seller and Buyer shall act in good faith with respect to operations of the Division during the Earnout Period, as defined in Section 1.6 hereof, and Buyer shall use reasonably commercial efforts consistent with its past practices and policies to not negatively impact the earnout.

(i)  In the event that any Shareholder materially breaches the Noncompetition Agreement dated as of the date hereof to which he is a party (the “Noncompetition Agreement”) and, in the event such breach is curable, fails to cure such breach within 10 days after receipt of written notice of such breach from Buyer, Seller shall not be entitled to 50% of any further earnout payments pursuant to this Agreement. In the event that both Shareholders materially breach the Noncompetition Agreements, and, in the event such breach is curable, fails to cure such breach within 10 days after receipt of written notice of such breach from Buyer, Seller shall not be entitled to any further earnout payments pursuant to this Agreement.

(j)  In determining actual EBITDA for purposes of the earnout, Buyer’s costs for accounting, legal and administrative functions shall be charged to the Division only to the extent such services are specifically provided to the Division as set forth in Section 1.6 hereof. Buyer shall not charge or allocate any other overhead of Buyer to the Division for the purpose of calculating EBITDA.

1.6  Conduct of Business During Earnout Period. Immediately after the Closing, Buyer will form the Division, comprised of the Purchased Assets and the employees of Seller who will become employees of Buyer. Buyer shall make offers of employment to all employees of Seller (except for Mark Miller and John Gross whose services will be rendered pursuant to the terms of a Loan Out Agreement to be entered into between Seller and Buyer at the Closing). Such employees shall be offered at least the same compensation they are presently receiving and shall receive credit for time served as employees of Seller in determining their employee benefits under Buyer’s employee benefit plans. During the period commencing on the Closing Date and ending on December 31, 2009 (the “Earnout Period”):

(a)  The Division shall be operated as a stand alone, independent division of Buyer. Buyer shall continue to conduct its business in the ordinary course of business, and the Division shall be subject to Buyer’s standard reporting requirements.

(b)  Without limiting the generality of Section 1.6(a) hereof, Buyer agrees to provide the Division with at least the financial resources described in the pro-forma budget attached hereto as Schedule 1.6(b) and the capital investments described in the capital expenditures budget attached to such pro-forma budget (collectively, the “Budget”). The Division will be allocated interest based upon the book value of its fixed assets compared to Buyer’s fixed assets; however, such interest allocation shall not affect the calculation of EBITDA.

(c)  The Division will be charged with the expenses relating to employee benefit plans, including health, 401(k) matching, life insurance, vacation, sick pay, employer payroll taxes and other costs, relating to the Division’s employees.

(d)  Except as otherwise provided herein, Buyer shall not charge or allocate any overhead of Buyer to the Division for the purpose of calculating EBITDA.

(e)  Buyer may provide specific support services to the Division, such as engineering or information technology at the rates agreed to between Seller and Buyer. The Division may provide support services to Buyer at rates to be agreed to between Seller and Buyer.

(f)  Buyer shall provide accounting and administrative services to the Division including, but not limited to, the provision of monthly financial statements within thirty (30) business days of any month other than December (for December the monthly financial statements shall be provided within forty-five (45) business days). For the purpose of this Agreement, cost of sales and general and administrative expenses directly related to the Division’s operations shall be determined in accordance with generally accepted accounting principles (“GAAP”). Buyer shall maintain a separate set of books for the Division. The Division shall also be charged for actual rent and other identifiable expenses consumed by the Division and shall be allocated a pro-rata portion of other expenses directly consumed by the Division (e.g., billing, human resources, payroll administration, credit and collection, and general accounting, etc.).

(g)  Pursuant to the Loan Out Agreement, Mark Miller and John Gross will be responsible for the day-to-day operations of the Division, including the Budget, subject to the senior management and Board of Directors of Buyer. Buyer agrees that the working conditions of the Division will be substantially the same as the working conditions of Seller in accordance with Seller's past practices and Buyer acknowledges that the personnel of Seller are talent that work essentially on a project basis and that past practices with respect to work hours, vacation, time off and comp time will be continued.

1.7  Earnout Determination. As soon as practical after December 31 of each year during each Earnout Period, but in no event later than sixty (60) days after Buyer shall have received from the Division all information, books and records reasonably requested in order to make an EBITDA calculation, the Buyer shall prepare a statement of the EBITDA of the Division for each period of the earnout, prepared in accordance with GAAP (the “Determination”). If Seller does not agree that such Determination correctly states EBITDA of the Division for the relevant period, Seller shall promptly (but not later than thirty (30) days after delivery of the Determination) give written notice to Buyer of any exception thereto. If the Seller and the Buyer reconcile their differences, the EBITDA for such period shall be adjusted accordingly and shall thereupon become final and conclusive upon all the parties hereto. If Seller and the Buyer are unable to reconcile their differences in writing within thirty (30) days after written notice of the exceptions is delivered to the Buyer, the items in dispute shall be submitted to a mutually acceptable accounting firm for final determination (the “Determining Accountants”) and the EBITDA shall be deemed adjusted in accordance with the determination of the Determining Accountants and shall become final and conclusive upon all parties hereto. The Determining Accountants shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as Seller and the Buyer may agree) to resolve all claims and dispute. If Seller does not give notice of any exception within thirty (30) days after the delivery of the Determination, or if Seller gives written notice of its acceptance of the Determination prior to the end of such thirty (30) day period, the EBITDA calculations set forth in the Determination shall thereupon become final and conclusive.

(a)  The Determining Accountants shall determine the party (i.e., the Buyer or Seller as the case may be) whose asserted position as to the EBITDA for the period under examination before the Determining Accountants is furthest from the determination of EBITDA by the Determining Accountants, which non-prevailing party shall pay the reasonable fees and expenses of the Determining Accountants.

(b)  In the event the parties are unable to agree upon a mutually acceptable accounting firm to act as Determining Accountant, either Seller or Buyer may request that the Determining Accountant be selected by JAMS. Seller and Buyer shall each designate up to three accounting firms. JAMS shall select one of such accounting firms to act as the Determining Accountants. To the extent consistent with the foregoing, and the limited role of JAMS, the Streamlined Arbitration Rules and Procedures of JAMS shall be applicable. In the first instance, each party shall pay one-half (1/2) of the fees and expenses of JAMS. The non-prevailing party, as determined pursuant to Subsection 1.7(a) shall reimburse the other party for such fees and expenses (including JAMS) paid by such other party upon delivery of the Determination by the Determining Accountants.

1.8  Taxes. Seller and Buyer shall each be liable for the payment of 50% of any and all sales and use taxes arising out of the transfer of the Purchased Assets and Seller shall be liable for all other taxes related to the Purchased Assets with respect to the period prior to the Closing.

1.9  Relocation of the Division. In the event that Buyer relocates the Division to Buyer’s existing WoodHolly facility in Hollywood, California, Buyer shall pay all costs and expenses of the relocation and build-out of such facility (including infrastructure, cabling, signage, etc.), including without limitation, the cost for movers and tenant improvements to such facility, and the Division’s resulting rent expense shall not exceed the square foot charge contained in Buyer’s current lease or as such lease may be extended. To the extent Buyer relocates the Division to a location other than the WoodHolly facility, Buyer shall pay all moving costs in connection with such relocation, and the Division shall pay the lease costs for such location.

1.10  Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 1.10 hereof, which has been arrived at by arm’s length negotiation as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder. Buyer and Seller shall (i) timely file all forms and tax returns required to be filed in connection with such allocation, and (ii) prepare and file tax returns on a basis consistent with such allocation. Seller and Buyer hereby agree to allocate $20,000 to the Noncompetition Agreements.

ARTICLE 2
SELLER’S AND SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Seller and each Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:

2.1  Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

2.2  Capitalization of Seller. The percentage ownership interest in Seller held by each Shareholder, is listed in Schedule 2.2 attached hereto.

2.3  Powers. Seller has and holds the appropriate right and power, and all licenses, permits, authorizations and approvals (governmental or otherwise), necessary to entitle it to use its name and to own the Purchased Assets.

2.4  Authority. Seller has the full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Seller in order to enable it to carry out this Agreement and the transactions contemplated hereby have been taken. Shareholders have approved in writing Seller’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

2.5  Binding Effect. This Agreement has been duly executed and delivered by Seller and Shareholders and constitutes a legal, valid and binding obligation of Seller and Shareholders, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, general equity principles and the discretion of courts in granting equitable remedies.

2.6  No Breach. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby will (i) violate any law, regulation, judgment or order applicable to Seller, (ii) result in the acceleration of obligations, breach or termination of, or constitute a default under, any operating agreement, loan agreement, articles of organization, other charter document, lease, deed of trust or other agreement to which Seller is subject, or (iii) result in the creation of any lien or other encumbrance upon any of the Purchased Assets, except that the consent of (a) Technicolor Creative Services, the sublessor under the Sublease between sublessor and Seller, (b) the lessors of equipment leased or rented by Seller, (c) the licensors of third party software used by Seller (e.g., Microsoft) and (d) Sony Pictures Imageworks under the Independent Contractor Deal Memorandum dated February 15, 2007 is required but has not been sought nor obtained. To Seller's and Shareholder's knowledge, there are no defaults under the contracts to which Seller is a party (except for the uncashed rent checks issued to Tehnicolor Creative Services as described in Schedule 1.3) and Seller expects such contracts to continue after the Closing.

2.7  Consents. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Seller to obtain any consent, permit or approval, or to make any filing or registration, under any law, regulation, judgment or order applicable to Seller or under any lease, deed of trust or other agreement to which Seller is subject, except that the consent of (a) Technicolor Creative Services, the sublessor under the Sublease between sublessor and Seller, (b) the lessors of equipment leased or rented by Seller, (c) the licensors of third party software used by Seller (e.g., Microsoft) and (d) Sony Pictures Imageworks under the Independent Contractor Deal Memorandum dated February 15, 2007 is required but has not been sought nor obtained.

2.8  Charter Documents. Schedule 2.8 is a copy of (i) the Articles of Incorporation of Seller, as amended to date, certified as true, correct and complete by the Secretary of State of California, and (ii) the Bylaws of Seller, as amended to date, certified as true, correct and complete by a duly authorized officer of Seller.

2.9  Interests of Shareholders. No Shareholder of Seller or any relative of any Shareholder of Seller has any direct or indirect ownership interest in any of the Purchased Assets (other than solely by reason of the Shareholder’s ownership interest in Seller).

2.10  Ownership and Use of Assets. Seller is the lawful owner of, and has the right to use and transfer to Buyer, the Purchased Assets; Seller owns each of the Purchased Assets free and clear of all liens, security interests or other claims or encumbrances; the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Purchased Assets in Buyer, free and clear of all liens, security interests and other claims and encumbrances; and the Purchased Assets that consist of machinery, equipment or other tangible personal property or fixtures will be free of material defects, commercially usable and in good operating condition and repair. The leased or rented equipment of Seller is subject to the rights of the lessors/owners of such equipment.

2.11  Litigation. Except as described in Schedule 2.11 attached hereto, there is no litigation, arbitration, investigation or other proceeding pending or, to the best knowledge of Shareholders, threatened against Seller or any of the Purchased Assets.

2.12  Compliance with Laws. To the best knowledge of Shareholders, Seller is in compliance with all applicable statutes, regulations, ordinances and other laws pertaining to the Purchased Assets. No claim has been made to Seller by any governmental authority (and no such claim is anticipated) to the effect that a license, permit, certificate or authorization (which has not promptly thereafter been obtained) is required with respect to the Purchased Assets.

2.13  Environmental Matters. All operations and activities of Seller with respect to the Purchased Assets have been in all material respects in compliance with all state, federal and local laws and regulations and any and all permits or authorizations governing, or in any way relating to, the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, emission, release or disposal (whether accidental or intentional) of any toxic or hazardous substances, materials or wastes, any petroleum or oil or any pollutant (“Hazardous Substances”). Seller has not received any written notice of claims or actions pending or threatened against it by any governmental entity or agency or any person relating to Hazardous Substances.

2.14  Proprietary Information. Schedule 2.14 attached hereto sets forth a list of all United States and foreign copyrights, service marks, trademarks, trademark applications, trade names, logos, patents, patent applications, licenses and royalty rights that relate to the Purchased Assets and in which Seller possesses an interest (collectively, the “Proprietary Rights”). Except as described in Schedule 2.14: (i) there are no assignments, licenses or sublicenses with respect to any of the Proprietary Rights; (ii) there are no pending or, to the best knowledge of Shareholders, threatened claims by any person with respect to Seller’s use of the Proprietary Rights; (iii) the Proprietary Rights are in good standing and are freely transferable to Buyer; and (iv) to the best knowledge of Shareholders, the Proprietary Rights do not infringe on the rights of any other person.

2.15  Finders and Brokers. No person has acted as a finder, broker or other intermediary on behalf of Seller or Shareholders in connection with this Agreement. No person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Seller or Shareholders.

2.16  Exclusivity. Seller shall not, through the Closing Date, negotiate with any other party for the sale of the Purchased Assets and shall not have entered or enter into any understanding about such a sale, whether binding or not. Unless this Agreement is first terminated, Seller shall not negotiate for the sale of or offer to sell the Purchased Assets to any other party without Buyer’s prior written consent. Through the Closing Date, Seller shall promptly notify Buyer if Seller is contacted by any person or group regarding a possible sale of the Purchased Assets.

2.17  Accuracy and Completeness. No representation or warranty of Seller or Shareholders in this Agreement or in any schedule, exhibit, agreement or document delivered pursuant hereto contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

2.18  EBITDA. Schedule 2.18 is Seller’s income statement and a compilation of Seller’s EBITDA for the 12 months ended December 31, 2006. Schedule 2.18: (i) was prepared from the books and records of Seller, presents fairly in all material respects, the operations and EBITDA of Seller, (ii) is in accordance with GAAP, and (iii) reflects the consistent application of such accounting principles throughout the 12 month period presented.

2.19  No Other Representations or Warranties. EXECPT AS SET FORTH IN THIS ARTICLE 2, (a) SELLER AND SHAREHOLDERS MAKE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, WARRANTIES REGARDING MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC, AND (b) BUYER TAKES THE PURCHASED ASSETS AND ASSUMED LIABILITIES “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1  Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

3.2  Corporate Powers. Buyer has and holds the corporate right and power, and all licenses, permits, authorizations and approvals (governmental or otherwise), necessary to entitle it to use its corporate name, to own and operate its properties and to carry on its business as such business exists as of the date hereof.

3.3  Authority. Buyer has the full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Buyer in order to enable it to carry out this Agreement and the transactions contemplated hereby have been taken.

3.4  Binding Effect. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.5  Consents. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Buyer to obtain any consent, permit or approval, or to make any filing or registration, under any law, regulation, judgment or order applicable to Buyer or under any lease, deed of trust or other agreement to which Buyer is subject, other than any filings that are required under applicable securities laws and regulations.

3.6  Finders and Brokers. No person has acted as a finder, broker or other intermediary on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Buyer.

ARTICLE 4
AGREEMENTS OF THE PARTIES

In addition to their agreements contained in other sections of this Agreement, Buyer and Seller agree that:

4.1  Access to Purchased Assets. Prior to the Closing, Buyer and its authorized representatives shall have full access to the Purchased Assets, the liabilities of Seller reflected in Schedule 1.3 hereto and the books, records, agreements and other documents of Seller at all reasonable hours, and Buyer shall be furnished with copies of all such books, records, agreements and all other documents as may be requested by it. Prior to the Closing, Buyer shall maintain the confidentiality of such books, records, agreements and documents and information about Seller that it acquires in connection with such investigation, except to the extent that disclosure thereof is required by applicable law or such books, records, agreements, documents and information are otherwise publicly known. Prior to the Closing, Buyer (and its authorized representatives) shall also have the right to discuss the Purchased Assets with the officers, Shareholders and managers of Seller.

4.2  Seller’s Use of Purchased Assets Prior to the Closing. Prior to the Closing, Seller shall use the Purchased Assets only in the ordinary and regular course of business consistent with previous practices without any material change and shall not take any action with respect to any Purchased Asset or liability of Seller assumed by Buyer that is adverse to Buyer’s interests.

4.3  Reasonable Efforts. Each party to this Agreement agrees to provide reasonable cooperation to the other party in the performance of all obligations under this Agreement. Each party shall use its reasonable efforts to satisfy or cause to be satisfied, at or prior to the Closing, the conditions to the other party’s Closing obligations under this Agreement.

4.4  Publicity. Without the prior written approval of the other party, neither party shall disclose the existence and/or contents of any discussions between Buyer and Seller herein nor issue any press release or other public disclosure regarding the transactions contemplated by this Agreement, except as required by applicable securities or other laws. Notwithstanding the foregoing, the parties to this Agreement may disclose the contents of this Agreement in any legal proceedings between the parties relating to this Agreement.

4.5  Confidentiality. Seller and Shareholders agree that neither Seller nor any of its Shareholders shall, either before or after the Closing, use or disclose to any person, directly or indirectly, any confidential information concerning the business of Buyer, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or client list, except to the extent that such use or disclosure is (i) required by an order of a court of competent jurisdiction, or (ii) authorized in writing by a duly authorized executive officer of Buyer. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by Seller or Shareholders.

ARTICLE 5
CLOSING

5.1  Time, Place and Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur effective as of 12:01 a.m. on the date on which this Agreement is executed and delivered by Buyer and Seller (the “Closing Date”).

5.2  Conditions Precedent to Buyer’s Closing Obligations. Each of the following shall be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement, except to the extent that Buyer may elect to waive any of such conditions in writing:

(a)  Each representation and warranty of Seller and Shareholders contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representation and warranty had been made on and as of the Closing Date, and Seller and Shareholders shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(b)  Seller and Shareholders shall have executed and delivered to Buyer a certificate to the effect that the conditions described in Section 5.2(a) above have been satisfied. Seller’s certificate shall be signed by its duly authorized officer.

(c)  Seller shall have executed and delivered the agreements and documents that are described in Section 5.4 below.

(d)   No claim, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to Buyer’s ability to obtain title to and possession of the Purchased Assets on the terms and conditions contemplated by this Agreement.

(e)  There shall have been obtained all permits, approvals and consents from governmental agencies and third parties that Buyer determines are required in order to transfer the Purchased Assets to it.

(f)  All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken.

(g)  Buyer shall have conducted, at its expense, a due diligence examination of the Purchased Assets and, in its sole discretion, shall not have disapproved of the results of its review.

(h)  Each of the Shareholders shall have entered into a Noncompetition Agreement in the forms attached hereto as Exhibits A-1 and A-2.

(i)  Seller shall have entered into Loan Out Agreement in the form attached hereto as Exhibits B pertaining to the services of Mark Miller and John Gross.

5.3  Conditions Precedent to Seller’s and Shareholders’ Closing Obligations. Each of the following shall be a condition to the obligation of Seller to consummate the transactions contemplated by this Agreement, except to the extent that Seller may elect to waive any of such conditions in writing:

(a)  Each representation and warranty of Buyer contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all respects on and as of the Closing Date with the same effect as if such representation and warranty had been made on and as of the Closing Date, and Buyer shall have performed or complied with all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)  No claim, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement.

(c)  All actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken.

(d)  Buyer shall have entered into Loan Out Agreement with Seller pertaining to the services of Mark Miller and John Gross.

(e)  Buyer shall have executed and delivered to Seller a certificate to the effect that the conditions described in Section 5.3 have been satisfied.

5.4  Closing Deliveries of Seller.

(a)  At or prior to the Closing, Seller shall execute and deliver to Buyer:

(i)  Bills of sale and other such assignment instruments, in form and substance reasonably satisfactory to Buyer, covering the Purchased Assets and effecting the full sale and conveyance of the Purchased Assets to Buyer, free and clear of all liens, security interests and other encumbrances;

(ii)  All books, records, correspondence and other documents in Seller’s possession or control that evidence or relate to the Purchased Assets;

(iii)  The Closing certificate described above in Section 5.2(b);

(iv)  A copy of resolutions of Shareholders and of the governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, which resolutions shall be certified by the Secretary (or comparable officer) of Seller and which certificate shall state that such resolutions have not subsequently been amended or rescinded;

(v)  Such other closing documents as Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement.

5.5  Termination of the Agreement. If the Closing has not occurred, for any reason, prior to the close of business on March 1, 2007 or prior to such later Closing deadline as the parties may mutually agree upon in writing, this Agreement automatically shall terminate and, except as provided in this Section 5.6, the parties hereto shall have no further rights or obligations hereunder. Notwithstanding the termination of this Agreement pursuant to the preceding sentence, the obligations of the parties described in the following Sections of this Agreement shall survive: 4.1 (second sentence); 4.4; 4.5; 7.11; 7.14; 7.15, and 7.16. Furthermore, the termination of this Agreement shall not adversely affect any right that a party may have against another party for breach of contract.

ARTICLE 6
INDEMNIFICATION

6.1  Survival of Representations and Warranties. All representations and warranties of the parties hereto (except for those set forth in Sections 2.2 and 2.13) shall survive until December 31, 2009. Representations and warranties set forth in Sections 2.2. and 2.13 hereof shall survive until the relevant statute of limitations has run. All representations, warranties and agreements of the parties made in any exhibit or schedule to this Agreement or in any other agreement or document delivered pursuant to this Agreement shall be deemed to be contained in this Agreement. A claim with respect to a breach of a representation or a warranty shall not be foreclosed if the maker of such claim shall have made such claim in writing to the other party prior to the expiration of the survival period described above.

6.2   Indemnification by Seller and Shareholders. Subject to the provisions of this Article 6, Seller and each Shareholder, individually, shall indemnify and hold harmless Buyer from and against any and all losses, damages, liabilities, costs and expenses, including, without limitation, settlement costs and reasonable legal, accounting and other expenses for investigating or defending any actions (collectively, “Losses”) that Buyer may incur resulting from (i) any breach of any representation or warranty of Seller or Shareholders made in this Agreement or the Bill of Sale, (ii) any breach of any agreement of Seller or Shareholders contained in this Agreement or the Bill of Sale, (iii) any violation of California’s Bulk Sales Law (if applicable to this Agreement by Seller or Shareholders), (iv) any claim by a finder, broker or other intermediary representing Seller or Shareholders, directors or officers in connection with this Agreement or the transactions contemplated hereby; and (v) any liability of Seller not specifically described in Schedule 1.3 attached hereto (including, without limitation, any claim or lawsuit by any governmental agency or other person or entity that is brought against Buyer and that relates to a liability of Seller).

6.3  Indemnification by Buyer. Subject to the provisions of this Article 6, Buyer shall indemnify and hold harmless Seller and Shareholders from and against any and all Losses that Seller may incur based upon, arising out of or resulting from (i) any breach of any representation or warranty of Buyer made in this Agreement or the Bill of Sale or (ii) any breach of any agreement of Buyer contained in this Agreement or the Bill of Sale, (iii) the Assumed Liabilities, and (iv) the ownership or operation of the Division after the Closing.

6.4  Notice of Claims; Contest of Claims.

(a)  If the indemnified party believes that it has incurred any Losses, or if any action at law or suit in equity is instituted by a third party with respect to which the indemnified party intends to claim any Losses under this Article 6, the indemnified party shall so notify the indemnifying party. The notice shall describe such Losses, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such Losses shall have been incurred; and, in the case of an action or suit by a third party, shall include a copy of all documents received by the indemnified party in connection therewith and any other information known to the indemnified party with respect to such action or suit or the basis therefor. Such notice shall be given promptly after the indemnified party becomes aware of each such Loss, action or suit, but failure to give such prompt notice shall not affect the indemnifying party’s obligations hereunder unless such party has been prejudiced thereby.

The indemnifying party shall, within thirty days after receipt of such notice of Losses, (i) pay or cause to be paid to the indemnified party the amount of Losses specified in such notice which the indemnifying party does not contest, or (ii) notify the indemnified party if it wishes to contest the existence or amount of part or all of such Losses, stating with particularity the basis upon which it contests the existence or amount thereof. The indemnifying party shall, within thirty days after receipt of each notice with respect to an action or suit by a third party, notify the indemnified party if it elects to conduct and control such action or suit. If the indemnifying party does not give such notice in the case of an action or suit by a third party, the indemnified party shall have the right to defend, contest, settle or compromise such action or suit, and the indemnifying party shall, upon request from such indemnified party, promptly pay to such indemnified party, in accordance with the other terms of this Article 6, the amount of any Losses resulting from its liability to the third party claimant. If the indemnifying party gives such notice in the case of an action or suit by a third party, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with such indemnifying party in connection therewith. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as a Loss under this Article 6.

6.5  Limitations. Notwithstanding any other provisions of this Agreement, including in this Article 6 above, but subject to Section 6.5(h) below:

(a)  No party to this Agreement shall have any liability under this Article 6 unless and until the indemnified party has incurred Losses in excess of $40,000 (the “Basket Amount”) and such party’s liability under this Article 6 shall apply only to the amount in excess of the Basket Amount.

(b)  Except for actual fraud, no party to this Agreement shall have any liability under this Article 6 in excess of 80% of the Purchase Price (including the earnout portion) paid by the Buyer.

(c)  The provisions of Section 6.2 and 6.3 shall not apply to any breaches that have been waived by the party claiming indemnification.

(d)  EXCEPT TO THE EXTENT REQUIRED UNDER SECTIONS 6.2 AND 6.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT WILL ANY PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e)  The calculation of Buyer’s Losses will be net of any tax benefits received or to be received by Buyer in respect of such Buyer Losses.

(f)  The parties hereto shall have no obligations under this Article 6 for any claim for indemnification that is not made in compliance with this Article 6 prior to

December 31, 2009, provided; however, that Buyer may bring claims for indemnification for Seller’s or Shareholders’ breaches of Sections 2.2 and 2.13 at any time prior to the expiration of the applicable statute of limitations.

(g)  The indemnification provisions of this Article 6 shall be the parties’ sole and exclusive remedy for any claims arising from this Agreement.

(h)  The provisions of Sections 6.5(a)-(g) above do not apply to Buyer’s obligation to pay the Purchase Price, including the earnout, under this Agreement, and such obligation shall be independent of the provisions of Section 6.5(a)-(g) above.

ARTICLE 7
GENERAL PROVISIONS

7.1  Injunctive Relief. Each party to this Agreement agrees that damages would be an inadequate remedy for the other party’s breach of Section 4.5 hereof, and that the breach of such provision will result in immeasurable and irreparable harm to such party. Therefore, in addition to damages and any other remedy to which a party may be entitled by reason of a breach of any such provision, such party shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court of competent jurisdiction restraining the other party from committing or continuing any breach of Section 4.5 hereof.

7.2  Notices. Any notice required or permitted by this Agreement to be given by one party to the other must be in writing and personally delivered or sent by registered or certified United States mail (postage prepaid and return receipt requested), by reputable overnight delivery service or by facsimile transmission, addressed to the address shown below or to such other address as such party may designate in the foregoing manner to the other party. Any such notice that is sent in the foregoing manner shall be deemed to have been delivered upon actual personal delivery or actual receipt by facsimile transmission or three days after deposit in the United States mail or one day after delivery to an overnight delivery service.

If to Buyer:	Point.360 Attn: CFO 2777 North Ontario Street Burbank, CA 91504 With a copy to: William D. Gould Troy & Gould Professional Corp. 1801 Century Park East Los Angeles, CA 90067
If to Seller:	Eden FX, Inc. 1438 N. Gower Street Box 19, Building 50 Hollywood, CA 90028

If to Mark Miller:	Mark Miller 494 Vineyard Drive Simi Valley, CA 93065
If to John Gross:	John Gross 800 Huntley Drive West Hollywood, CA 90069
With a copy to:	Silver & Freedman, APLC 2029 Century Park East, 19th Floor Los Angeles, CA 90067 Attn: Gregory N. Weisman, Esq.

7.3  Amendments and Termination; Entire Agreement. This Agreement may be amended or terminated only by a writing executed by each party hereto. Together with the exhibits, schedules and other agreements and documents delivered pursuant hereto, this Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

7.4  Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (i) the obligations of Seller and Shareholders hereunder are not assignable to another person without Buyer’s prior written consent, and (ii) Buyer’s obligations hereunder are assignable to another person without obtaining any other party’s consent only in connection with a transfer of substantially all of the assets of the Division or similar transaction in which Buyer’s successor or assign assumes all of Buyer’s obligations hereunder (whether by agreement or by operation of law).

7.5  Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

7.6  Further Assurances. Each party shall perform any further acts and execute and deliver any further documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

7.7  Severability.

(a)  All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

(b)  Without limiting the generality of Section 7.7(a) above, if for any reason any term or provision containing a restriction set forth in this Agreement is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any arbitrator or court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

7.8  Waiver of Rights. No party to this Agreement shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired, or unless such party has expressly waived the same in writing. The waiver by a party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

7.9  Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of certain gender shall be deemed to comprehend either or both of the other genders. The terms “hereof,” “herein,” “hereby” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section hereof. The term “person” refers to any natural person, corporation, partnership or other association or entity. Any form of the word “include” when used in this Agreement is not intended to be exclusive (that is, the word “include” means “including, without limitation”). The disclosure of any matter in any Schedule to this Agreement shall not be deemed to constitute an admission by Seller or Shareholders.

7.10  Counterparts. This Agreement may be executed in counterparts, and by each party on a separate counterpart, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

7.11  Expenses Incurred in Preparing This Agreement. Each of Buyer and Seller shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement, whether or not Closing occurs.

7.12  No Strict Construction. The language of this Agreement is the language chosen by the parties hereto to express their mutual intent, and this Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted.

7.13  No Third Party Beneficiaries. No provision of this Agreement is intended to or shall create any rights with respect to the subject matter of this Agreement in any third party.

7.14  Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state’s conflict-of-law principles.

7.15  Attorneys’ Fees and Other Expenses. The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the successful party, all of which shall be included in and as a part of the award rendered in such proceeding or action.

IN WITNESS WHEREOF, Buyer, Seller and Shareholders have executed and delivered this Agreement as of the date first above written.

POINT.360 (“BUYER”)

By: ____________________________
  Alan R. Steel
  Chief Financial Officer

EDEN FX (“SELLER”)

By: ____________________________
  Mark Miller
  Co-President

By: ____________________________
  John Gross
  Co-President

Mark Miller,
as an individual

By: ____________________________
  Mark Miller,

John Gross,
as an individual

By: ____________________________
  John Gross

Schedule 1.1 (Purchased Assets)

The following assets of Seller:

All of the assets of Seller other than the assets listed in Schedule 1.2. The physical assets of Seller are described in the attached spreadsheet.

Schedule 1.2 (Excluded Assets)

Corporate books and records
Financial and tax records (copies to be provided to Buyer at Seller’s cost.) Originals to be made available to Buyer upon request. Seller will retain copies of such financial and tax records for five years after the Closing Date.

Insurance contracts and claims
Personal property and effects, including, but not limited to, laptop computers, furniture, awards, models, toys, accessories, etc.

Accounts receivable in accordance with the Asset Purchase Agreement
Bank accounts
Security Deposits with landlords, which shall be paid over to Seller upon their return by the landlords. Seller shall be responsible for deductions from such security deposits resulting from damages caused on or before the Closing Date and Buyer shall be responsible for deductions from such security deposits resulting from damages caused on or after the Closing Date.

Schedule 1.2(f)
Accounts Receivable and Accounts Payable

Schedule 1.3 (Assumed Liabilities/Debts to be Paid by Buyer)

Debt	Amount	Date to be paid by Buyer

1. Credit Cards American Express Platinum American Express Blue Advanta Bank of America Fleet Shell	$48,545.49 $26,827.85 $19,426.72 $23,658 $1,200.00	Within 5 days after the Closing Within 5 days after the Closing Within 5 days after the Closing Within 5 days after the Closing Within 5 days after the Closing

2. Jeff Ross	$23,300	On the Closing Date by check

3. John Gross	$39,000	On the Closing Date by check

4. City National Bank	$152,166.69	On the Closing Date by wire transfer

5. Wells Fargo Credit Line	$24,000	On the Closing Date by check

Total:	$358,124.75

Assumed Contracts

1. All contracts and purchase orders with customers and vendors

2. Sublease with Technicolor Creative Services - Hollywood for Building 50. This Sublease was not executed by the parties and calls for a month to month tenancy with a 5 month notice of termination.

3. All equipment leases and rentals, which are as follows:

a.	Global Vantage (assigned to Tustin Community Bank) Computer related hardware and software $1,296.33 per month

b.	Global Vantage (assigned to National City Commercial Capital Corporation) Computer related hardware $5,498.30 per month

4. All utilities after the Closing

5. Uncashed Checks to Technicolor Build 50 for September, October, and December 2006 rent ($48,616.55). Buyer shall assume this liability. To the extent that Technicolor claims all or a any portion of this amount and the Buyer pays Technicolor, such paid amount shall be deducted from the next earnout payment.

Schedule 1.6(b)

Budget
See Attached

Schedule 1.10

Purchase Price Allocation

See Attached

Schedule 2.2 (Capitalization of Seller)

Mark Miller     =     50%
(500,000 SHARES OF COMMON STOCK, $0- PAR VALUE)

John Gross     =     50%
(500,000 SHARES OF COMMON STOCK, $0- PAR VALUE)

TOTAL AUTHORIZED SHARES = 1,000,000- OF COMMON STOCK, $0- PAR VALUE

Schedule 2.8 (Seller’s Charter Documents)

See attached.

Schedule 2.11 (Seller’s Litigation)

NONE

Schedule 2.14 (Seller’s Intellectual Property)

The name “Eden FX”

Eden FX logo

Shot Tracker software

Render Controller software

Schedule 2.18

Financial Statements

See Attached

EXHIBIT A-1

NON-COMPETITION AGREEMENT WITH MARK MILLER

EXHIBIT A-2

NON-COMPETITION AGREEMENT WITH JOHN GROSS

EXHIBIT B

LOAN OUT AGREEMENT